EXHIBIT 23.2
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT
We consent to the inclusion in this Registration Statement of Stericycle, Inc. on Amendment No. 3 to Form S-4 [File No. 333-144613] of our reports dated March 10, 2007 and March 17, 2006, with respect to our audits of the consolidated balance sheets of MedSolutions, Inc. as of December 31, 2006, 2005 and 2004 and the related consolidated statements of operations, stockholders’ equity and cash flows for the years then ended, which reports appear in the Proxy Statement/Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Proxy Statement/Prospectus.
New York, New York
October 8, 2007